                                                                 EXECUTION COPY

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                         AGREEMENT AND PLAN OF EXCHANGE

                    dated as of the 6th day of October, 1997

                                  by and among

                      ADVANCED COMMUNICATIONS GROUP, INC.
                                    (Parent)

                                      and

                         ADVANCED COMMUNICATIONS CORP.
                                   (Old ACG)

                                      and

                            ACG ACQUISITION II CORP.
                                    (Newco)

                                      and

                               TELE-SYSTEMS, INC.
                                   (Company)

                                      and

                  DAVID MITCHELL, EARL BROWN, CRAIG MCILVAIN,
                             BOB PAGE AND GARY GAMM
                      (Stockholders of Tele-Systems, Inc.)


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

                               TABLE OF CONTENTS


1.  DEFINITIONS...............................................................2

2.  PURCHASE, SALE AND EXCHANGE...............................................7

4.  CLOSING...................................................................8

5.  SECTION 351 EXCHANGE PLAN.................................................8

6.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
    COMPANY AND STOCKHOLDERS..................................................8
    6.1   Due Organization....................................................8
    6.2   Authorization.......................................................9
    6.3   Capital Stock of the Company........................................9
    6.4   Transactions in Capital Stock.......................................9
    6.5   No Bonus Shares.....................................................9
    6.6   Subsidiaries........................................................9
    6.7   Predecessor Status; etc............................................10
    6.8   Spinoff by Company.................................................10
    6.9   Financial Statements...............................................10
    6.10  Liabilities and Obligations........................................10
    6.11  Accounts and Notes Receivable......................................11
    6.12  Permits and Intangibles............................................11
    6.13  Environmental Matters..............................................12
    6.14  Personal Property..................................................12
    6.15  Significant Customers; Material Contracts and Commitments..........13
    6.16  Real Property......................................................14
    6.17  Insurance..........................................................14
    6.18  Compensation; Organized Labor Matters..............................15
    6.19  Employee Plans.....................................................15
    6.20  Compliance with ERISA..............................................16
    6.21  Conformity with Law; Litigation....................................17
    6.22  Tax Matters........................................................18
    6.23  No Violations......................................................19
    6.24  Absence  of Changes................................................19
    6.26  Relations with Governments.........................................21

    6.27  Disclosure.........................................................21
    6.28  Prohibited Activities..............................................22
    6.29  Draft Registration Statement.......................................22

7.  ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND
    AGREEMENTS OF STOCKHOLDERS...............................................22
    7.1   Authority..........................................................22
    7.2   Preemptive Rights..................................................22
    7.3   Tax Matters........................................................23
    7.4   No Plan of Distribution............................................23
    7.5   No Retained Rights.................................................23

8.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
    PARENT AND OLD ACG.......................................................23
    8.1   Due Organization...................................................23
    8.2   Authorization......................................................23
    8.3   Capital stock......................................................24
    8.4   Transactions in Capital Stock, Organization Accounting.............24
    8.5   Subsidiaries.......................................................24
    8.6   Financial Statements...............................................24
    8.7   Liabilities and Obligations........................................25
    8.8   Conformity with Law; Litigation....................................25
    8.9   No Violations......................................................25
    8.10  Validity of Obligations............................................26
    8.11  Parent Securities..................................................26
    8.12  Business; Real Property; Material Agreement........................26
    8.13  Tax Matters........................................................27
    8.14  Draft Registration Statement.......................................27

9.  OTHER COVENANTS PRIOR TO CLOSING.........................................27
    9.1   Access and Cooperation; Due Diligence; Audits......................27
    9.2   Conduct of Business Pending Closing................................28
    9.3   Prohibited Activities..............................................29
    9.4   Exclusivity........................................................30
    9.6   Notification of Certain Matters....................................31
    9.7   Amendment of Schedules.............................................31
    9.8   Compliance with the Hart-Scott-Rodino Antitrust Improvements
          Act of 1976 (the "Hart-Scott Act").................................32
    9.9   Further Assurance..................................................32

10. CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS......................32
    10.1  Representations and Warranties Performance of Obligations..........32
    10.2  Satisfaction.......................................................33
    10.3  No Litigation......................................................33
    10.4  Opinion of Counsel.................................................33
    10.5  Consents and Approvals.............................................33
    10.6  Good Standing Certificates.........................................33
    10.7  No Material Adverse Change.........................................33
    10.8  Secretary's Certificates...........................................33
    10.9  Employment Agreement...............................................34
    10.10 Closing of IPO.....................................................34

11. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT............................34
    11.1  Representations and Warranties; Performance of Obligations.........34
    11.2  No Litigation......................................................34
    11.3  Secretary's Certificate............................................35
    11.4  No Material Adverse Effect.........................................35
    11.5  Stockholders' Release..............................................35
    11.6  Satisfaction.......................................................35
    11.7  Termination of Related Party Agreements............................35
    11.8  Opinion of Counsel.................................................35
    11.9  Consents and Approvals.............................................35
    11.10 Good Standing Certificates.........................................36
    11.11 FIRPTA Certificate.................................................36
    11.12 Closing of IPO.....................................................36
    11.13 Noncompetition Covenants of Key Employees..........................36
    11.14 Employment Agreement...............................................36

12. COVENANTS OF PARENT WITH STOCKHOLDERS AFTER CLOSING......................36
    12.1  Release From Guarantees............................................36
    12.2  Preparation and Filing of Tax Returns..............................36
    12.3  Preservation of Employee Benefit Plans.............................37
    12.4  Rule 144 Filing....................................................37

13. TERMINATION OF AGREEMENT.................................................37
    13.1  Termination........................................................37
    13.2  Liabilities in Event of Termination................................38

14. NONCOMPETITION...........................................................38
    14.1  Prohibited Activities..............................................38

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    14.2  Damages............................................................39
    14.3  Reasonable Restraint...............................................40
    14.4  Severability, Reformation..........................................40
    14.5  Independent Covenant...............................................40
    14.6  Materiality........................................................40

15. NONDISCLOSURE OF CONFIDENTIAL INFORMATION................................40
    15.1  Stockholders.......................................................40
    15.2  Parent.............................................................41
    15.3  Damages............................................................42
    15.4  Survival...........................................................42

16. TRANSFER RESTRICTIONS....................................................42
    16.1  Parent Stock.......................................................42
    16.2  Warrants and Warrant Stock.........................................42
    16.3  Legend.............................................................43

17. INVESTMENT REPRESENTATIONS...............................................43
    17.1  Parent Stock.......................................................43
    17.2  Warrant Stock......................................................44

18. REGISTRATION RIGHTS......................................................45
    18.1  PiggyBack Registration Rights......................................45
    18.2  Demand Registration Rights.........................................46
    18.3  Registration Procedures............................................47
    18.4  Other Registration Matters.........................................49
    18.5  Indemnification....................................................50
    18.6  Contribution.......................................................53
    18.7  Underwriting Agreement.............................................54
    18.8  Availability of Rule 144...........................................54

19. GENERAL..................................................................54
    19.1  Cooperation........................................................54
    19.2  Successors and Assigns.............................................54
    19.3  Entire Agreement...................................................54
    19.4  Counterparts.......................................................55
    19.5  Brokers and Agents.................................................55
    19.6  Expenses...........................................................55
    19.7  Notices............................................................55
    19.8  Governing Law......................................................56

    19.9  Survival of Representations and Warranties.........................57
    19.10 Exercise of Rights and Remedies....................................57
    19.11 Time...............................................................57
    19.12 Reformation and Severability.......................................57
    19.13 Remedies Cumulative................................................57
    19.14 Captions...........................................................57
    19.15 Public Statements..................................................57
    19.16 Amendments and Waivers.............................................57

                         AGREEMENT AND PLAN OF EXCHANGE

    THIS AGREEMENT AND PLAN OF EXCHANGE (this "Agreement") is dated as of October 6, 1997 by and among ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation organized in September 1997 ("Parent"), ADVANCED COMMUNICATIONS CORP. (formerly named Advanced Communications Group, Inc.), a Delaware corporation organized in June 1996 ("Old ACG"), ACG ACQUISITION II CORP., a Delaware corporation ("Newco"), TELE-SYSTEMS, INC., a Kansas corporation (the "Company"), and DAVID MITCHELL, EARL BROWN, CRAIG MCILVAIN, BOB PAGE and GARY GAMM, the only stockholders of the Company (collectively, the "Stockholders"), and the owners of 395,834 shares of common stock, no par value, of Company ("Company Stock"), representing all the issued and outstanding capital stock of the Company on the date of this Agreement ("Shares").

                                    RECITALS

    WHEREAS, Old ACG has entered into agreements for, or negotiated the terms of, the acquisition by merger, asset purchase or stock purchase of ten companies (or interests therein) engaged in various aspects of the telecommunications industry ("Founding Companies") for voting capital stock and other consideration, including cash, one of such agreements being the Agreement and Plan of Merger dated as of June 2, 1997 among Old ACG, Newco, Company and the Stockholders (the "Original Agreement"); and

    WHEREAS, Old ACG intended to close the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering of its common stock; and

    WHEREAS, the executive officers of Old ACG have determined that it is desirable for licensing and other regulatory purposes to restructure the acquisitions of the Founding Companies; and

    WHEREAS, as the initial step in the implementation of the restructured proposal, Old ACG formed Parent as a new Delaware corporation in September 1997 to serve as the vehicle for the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering ("IPO") of Common Stock, $.0001 par value, of Parent ("Parent Stock") at the price to the public reflected in the final prospectus of Parent relating to the IPO ("IPO Price"); and

    WHEREAS, under the restructured proposal, contemporaneously with the consummation of the IPO and as part of a single transaction, the stockholders of the Founding Companies, including

Stockholders and Old ACG, will transfer, by stock or asset purchase or reverse triangular merger, the stock or substantially all the assets of certain companies and other assets in which they own an interest to Parent in exchange for voting capital stock of Parent and other consideration, including cash, voting stock, options, warrants, notes, convertible notes and other property of Parent, under circumstances that will constitute a tax-free transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder ("Code"), to the extent of their receipt of voting capital stock of Parent; and

    WHEREAS, substantially contemporaneously with the execution of this Agreement and in order to document the integrated Section 351 exchange plan contemplated herein, (a) Old ACG, the other Founding Companies, their stockholders and others are amending and restating their respective acquisition agreements; and (b) Parent and Old ACG are entering into a merger agreement pursuant to which Old ACG will become a wholly-owned subsidiary of Parent substantially contemporaneously with the consummation of the IPO; and

    WHEREAS, it is contemplated that prior to the consummation of the IPO, Old ACG will effect an approximately one-for-two reverse stock split, the exact magnitude of which will be dependent upon the ultimate post IPO valuation of Parent by the managing underwriters in the IPO and the anticipated IPO Price; and

    WHEREAS, the IPO, the acquisitions of the Founding Companies and Old ACG are described in the Registration Statement on Form S-1 of Parent (draft of October 2, 1997), a copy of which is attached to this Agreement as Annex I ("Draft Registration Statement"); and

    WHEREAS, Parent, Old ACG, Newco, Company and the Stockholders desire to amend and restate the Original Agreement in its entirety and transform it into this Agreement; and

    WHEREAS, Parent desires to acquire all the Company Stock directly from Stockholders for the consideration set forth in Section 2 of this Agreement, and Stockholders have agreed to sell the Company Stock to Parent on the terms and subject to the conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto hereby agree as follows:

1.  DEFINITIONS

         Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule, or annex attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement.

    "Affiliates" has the meaning set forth in Section 6.8.

    "Agreement" has the meaning set forth in the first paragraph of this Agreement.

    "Annex" means each Annex attached hereto that represents a document relevant to the transactions contemplated in this Agreement.

    "A/R Aging Reports" has the meaning set forth in Section 6.11.

    "Balance Sheet Date" has the meaning set forth in Section 6.9.

    "Charter Documents" means the Certificate of Incorporation, Articles of Incorporation or other instrument pursuant to which any corporation, partnership or other business entity that is a signatory to this Agreement was formed or organized in accordance with applicable law.

    "Closing" has the meaning set forth in Section 4.

    "Closing Date" has the meaning set forth in Section 4.

    "Code" has the meaning set forth in the fifth recital of this Agreement.

    "Company" has the meaning set forth in the first paragraph of this Agreement.

    "Company Financial Statements" has the meaning set forth in Section 6.9.

    "Company Stock" has the meaning set forth in first paragraph of this Agreement.

    "Controlled Group" has the meaning set forth in Section 6.20(Z).

    "Demand Registration" has the meaning set forth in Section 18.2.

    "Draft Registration Statement" is defined in the eighth recital of this Agreement.

    "Environmental Laws" has the meaning set forth in Section 6.13.

    "ERISA" has the meaning set forth in Section 6.19.

    "Founding Companies" has the meaning set forth in the first recital of this Agreement.

    "Founding Stockholders" has the meaning set forth in Section 18.2.

    "Hazardous Wastes" and "Hazardous Substances" have the meanings set forth in Section 6.13.

    "Hart-Scott Act" has the meaning set forth in Section 9.8.

    "IPO" has the meaning set forth in the fourth recital of this Agreement.

    "IPO Price" has the meaning set forth in the fourth recital of this Agreement.

    "IRS" or "Internal Revenue Service" means the Internal Revenue Service of the Department of the Treasury.

    "Initial Disclosure Date" means March 31, 1997.

    "June Balance Sheet" has the meaning set forth in Section 6.9.

    "Leases" means all real and personal property leased by Company and used, useful or held for use in connection with Company's business.

    "Liens" has the meaning set forth in Section 6.3.

    "Material Adverse Effect" has the meaning set forth in Section 6.1.

    "Material Documents" has the meaning set forth in Section 6.23.

    "Newco" is defined in the first paragraph of this Agreement.

    "Old ACG" is defined in the first paragraph of this Agreement.

    "Old ACG Financial Statements" has the meaning set forth in Section 8.6.

    "Original Agreement" has the meaning set forth in the first recital of this Agreement.

    "Parent" has the meaning set forth in the first paragraph of this Agreement.

    "Parent Charter Documents" has the meaning set forth in Section 8.1.

    "Parent Documents" has the meaning set forth in Section 8.9.

    "Parent Stock" has the meaning set forth in the fourth recital of this Agreement.

    "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a trust, or other unincorporated organization.

    "Prohibited Activities" has the meaning set forth in Paragraph 6.28.

    "Prospectus" shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registerable Securities covered by such Registration Statement, and by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

    "Qualified Plans" has the meaning set forth in Section 6.20.

    "Registerable Securities" means the shares of Parent Stock acquired by Stockholders pursuant to this Agreement.

    "Registration Statement" shall mean any registration statement of the Parent and any other entity required to be a registrant with respect to such registration statement pursuant to the requirements of the 1933 Act which covers any of the Registerable Securities, and all amendments and supplements to such registration statement, including post-effective amendments in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

    "Restricted Securities" has the meaning set forth in Section 17.1(i).

    "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

    "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties, covenants and agreements.

    "SEC" means the United States Securities and Exchange Commission.

    "Section 351 Exchange Plan" means a Section 351 Exchange Plan in the form of Annex II.

    "Series E Warrants" means the 18,000 non-transferrable Warrants, substantially in the form of Annex V, to purchase a like number of shares of Parent Stock after the first anniversary of the Closing Date and on or before the tenth anniversary of the Closing Date at an initial exercise price per share equal to the IPO Price.

    "Series F Warrants" means the 18,000 non-transferrable Warrants, substantially in the form of Annex VI, to purchase a like number of shares of Parent Stock after the second anniversary of the Closing Date and on or before the tenth anniversary of the Closing Date at an initial exercise price per share equal to the IPO Price.

    "Stockholders" has the meaning set forth in the first paragraph of this Agreement.

    "Subsidiaries" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

    "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, environmental or other taxes or assessments, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

    "Territory" has the meaning set forth in Section 14.1(i).

    "Transfer Taxes" has the meaning set forth in Section 19.6.

    "Warrant Holders" means Messrs. David Mitchell and Bob Page as the initial registered holders of the Warrants.

    "Warrant Stock" means the shares of Parent Stock issued upon the exercise of Warrants.

    "Warrants" means the Series E Warrants and the Series F Warrants.

    "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.  PURCHASE, SALE AND EXCHANGE

    Pursuant to the terms of this Agreement, at the Closing, (a) Stockholders will transfer, convey, assign and deliver to Parent the Company Stock, together with stock powers duly endorsed by Stockholders so that the Company Stock may be duly registered in Parent's name, and (b) Parent will acquire the Company Stock from Stockholders for an aggregate consideration of such number of shares of Parent Stock (rounded to the nearest whole share) as shall be equal to $1.2 million divided by the IPO Price ("Total Shares"). The number of shares to be exchanged by each Stockholder and the number of shares of Parent Stock deliverable to each Stockholder are set forth below opposite the name of such
Stockholder:

-------------------------------------------------------------------------------
                                                            NUMBER OF
NAME OF STOCKHOLDER       NUMBER OF SHARES               TOTAL SHARES (1)
-------------------------------------------------------------------------------
David Mitchell               71,250                            18
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Earl Brown                   79,167                            20
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Craig McIlvain               95,000                            24
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Bob Page                     71,250                            18
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Gary Gamm                    79,167                            20
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    TOTAL                   395,834                           100.00%
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--------------
(1) Expressed as a percentage of Total Shares.

3.  [INTENTIONALLY OMITTED]

4.  CLOSING

    The Closing of the transactions contemplated by this Agreement ("Closing") shall take place on the date on which the closing of the sale of shares of Parent Stock in the IPO, or such other date as the parties hereto may designate (the "Closing Date"), at such place in New York City as the parties may mutually agree. Parent shall take all steps that are reasonably necessary to assure that the Closing Date occurs within the first fifteen days of a calendar month.

5.  SECTION 351 EXCHANGE PLAN

    By executing this Agreement, each Stockholder is deemed to have approved and adopted the Section 351 Exchange Plan to the same extent as if he or she had subscribed his or her signature thereon.

6. REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF COMPANY AND STOCKHOLDERS

    Company and each Stockholder, severally and not jointly, represent, warrant, covenant and agree (i) that all of the following representations and warranties in this Section 6 are true at the date of the Original Agreement (except as otherwise expressly noted) and, subject to Section 9.7, shall be true at the Closing Date and (ii) that all of the covenants and agreements in this Section 6 shall be materially complied with or performed at and as of the Closing Date. None of the representations and warranties set forth in this
Section 6 shall survive the Closing Date. For purposes of this Section 6, the term "Company" shall mean and refer to Company and all of its Subsidiaries, if any.

    6.1 Due Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required except
(i) as set forth on Schedule 6.1 or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise) of Company taken as a whole (as used herein with respect to Company, or with respect to any other Person, a "Material Adverse Effect"). Schedule 6.1 sets forth the jurisdiction in which Company is incorporated and contains a list of all such jurisdictions in which Company is authorized or qualified to do business. True, complete and correct copies of the Charter Documents and bylaws, each as amended, of Company are all attached hereto as Schedule 6.1. The stock records of Company, as heretofore made available to Parent, are correct and complete in all material respects. To the knowledge of Company and Stockholders, there are no minutes in the possession of Company or Stockholders which have not been made available to Parent, and all of such minutes are correct and complete in all material respects.

    6.2 Authorization. Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Company of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company. This Agreement has been duly executed and delivered by Company, and approved by all the stockholders of Company, and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms.

    6.3 Capital Stock of the Company. The authorized capital stock of Company is as set forth in Section 2. All of the issued and outstanding shares of the capital stock of Company are owned of record by Stockholders in the amounts set forth in Section 2 and further, except as set forth on Schedule 6.3, are owned free and clear of all mortgages, liens, security interests, pledges, voting trusts, restrictions, encumbrances and claims of every kind (collectively, the "Liens"). All of the issued and outstanding shares of the capital stock of Company (i) have been duly authorized and validly issued and (ii) are fully paid and nonassessable. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder.

    6.4 Transactions in Capital Stock. Except as set forth on Schedule 6.4, Company has not acquired any Company Stock since January 1, 1994. Except as set forth on Schedule 6.4, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Company to issue any of its authorized but unissued capital stock; (ii) Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iii) neither the voting stock structure of Company nor the relative ownership of shares among any of its respective stockholders has been altered or changed in contemplation of the transactions contemplated by this Agreement. Schedule 6.4 also includes complete and accurate copies of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights to acquire shares of Company Stock.

    6.5 No Bonus Shares. Except as set forth on Schedule 6.5, none of the shares of Company Stock was issued pursuant to awards, grants or bonuses.

    6.6 Subsidiaries. Except as set forth in Schedule 6.6, (i) Company has no Subsidiaries, (ii) Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, and

(iii) Company is not directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

    6.7 Predecessor Status; etc. Set forth in Schedule 6.7 is a listing of all names of all predecessor companies of Company, including the names of any entities acquired by Company (by stock purchase, merger or otherwise) or owned by Company or from whom the Company previously acquired material assets in excess of $25,000, in any case, since January 1, 1990. Except as disclosed on
Schedule 6.7, Company has not been, within such period of time, a Subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

    6.8 Spinoff by Company. Except as set forth on Schedule 6.8, there has not been any sale, spin-off or split-up of material assets in excess of $25,000 of either Company or any other Person, which indirectly or through one or more intermediaries, controls, or is controlled by, or is under common control with, Company ("Affiliates") since January 1, 1994.

    6.9 Financial Statements. Attached hereto as Schedule 6.9 are copies of the following financial statements of the Company (the "Company Financial Statements"): the Company's audited balance sheets as of December 31, 1996 and 1995, its unaudited balance sheet as of June 30, 1997 ("June Balance Sheet"), its audited statements of income, retained earnings and cash flows and any related notes thereto for each of the years in the two-year period ended December 31, 1996 and its unaudited statements of income, retained earnings and cash flows and any related notes thereto for the six months ended June 30, 1997 and 1996 (June 30, 1997 being hereinafter referred to as the "Balance Sheet Date"). The unaudited Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 6.9). Except as set forth on Schedule 6.9, the balance sheets referred to in this Section 6.9 present fairly the financial position of Company as of the dates indicated thereon, and the statements of income, retained earnings and cash flows referred to in this Section 6.9 present fairly the results of operations for the periods indicated thereon in accordance with generally accepted accounting principles.

    6.10 Liabilities and Obligations. Company has no material liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, that are not reflected on the June Balance Sheet or otherwise reflected in the Company Financial Statements at the Balance Sheet Date, all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Except as set forth on
Schedule 6.10, since the Initial Disclosure Date Company has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. Company has also disclosed to Parent on

Schedule 6.10, in the case of those contingent liabilities related to pending or threatened litigation or other liabilities which are not fixed or otherwise accrued or reserved, the following information:

         (i) a summary description of the liability together with the following:

               (x)  copies of all relevant documentation relating thereto;

               (y)  amounts claimed and any other action or relief sought; and

               (z) name of claimant and all other parties to the claim, suit or proceeding;

         (ii) the name of each court or agency before which such claim, suit or proceeding is pending; and

         (iii) the date such claim, suit or proceeding was instituted.

    6.11 Accounts and Notes Receivable. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.11) of the accounts and notes receivable of Company, as of the Initial Disclosure Date, including receivables from and advances to employees and Stockholders. The Company shall also provide Parent (x) an accurate list of all receivables generated subsequent to the Initial Disclosure Date and (y) an aging of all accounts and notes receivable showing amounts due in 30 day aging categories, and each such list and aging report (the "A/R Aging Reports") shall be current as of a date reasonably requested by Parent. Except to the extent reflected on Schedule 6.11 or as disclosed by Company to Parent in a writing accompanying the A/R Aging Reports, such accounts, notes and other receivables either are collectible in the amounts shown on Schedule 6.11, and shall be collectible in the amounts shown on the A/R Aging Reports, net of reserves reflected in the June Balance Sheet and as of the date of the A/R Aging Reports, respectively.

    6.12 Permits and Intangibles. Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a Material Adverse Effect on its business, and Company has delivered to Parent an accurate list and summary description (which is set forth on Schedule 6.12) of all such licenses, franchises, permits and other governmental authorizations, including titles, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Company (including interests in software or other technology systems, programs and intellectual property) (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 6.13). To the knowledge of Company, the licenses, franchises, permits and other governmental authorizations listed on Schedules 6.12 and 6.13 are valid in all material respects, and Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedules
6.12 and 6.13 and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on Company. Except as specifically provided in Schedule 6.12, the transactions contemplated by this Agreement will not result in a material default under or a material breach or violation of, or materially adversely affect the rights and benefits afforded to Company by, any such license, franchise, permit or government authorization.

    6.13 Environmental Matters. Except as set forth on Schedule 6.13, (i) Company has substantially complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law); (ii) Company has obtained and substantially adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 6.13, and has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by Company where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by Company except as permitted by Environmental Laws; (iv) to the knowledge of Company, no on-site or off-site location to which Company has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which could lead to any material claim against Company or Parent for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) Company has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

    6.14 Personal Property. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.14) of (i) all personal property included in (or that will be included in)

"depreciable plant, property and equipment" on the balance sheet of Company,
(ii) all other personal property owned by Company with a value in excess of $10,000 (x) as of the Initial Disclosure Date and (y) acquired since the Initial Disclosure Date and (iii) all written Leases in respect of personal property, including, in the case of each of (i), (ii) and (iii), (1) true, complete and correct copies of all such Leases and (2) an indication as to which assets are currently owned, or were formerly owned, by Stockholders, relatives of Stockholders, or Affiliates of Company. Except as set forth on
Schedule 6.14, (a) all personal property used by Company in its business is either owned by Company or leased by Company pursuant to a Lease included on
Schedule 6.14, (b) all of the personal property listed on Schedule 6.14 is in good working order and condition, ordinary wear and tear excepted and (c) all leases and agreements included on Schedule 6.14 are in full force and effect in all material respects and to the knowledge of Company constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

    6.15 Significant Customers; Material Contracts and Commitments. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.15) of all significant customers, or persons or entities that are sources of a significant number of customers, it being understood and agreed that a "significant customer," for purposes of this sentence, means a customer (or person or entity) (i) representing 2% or more of Company's annual revenues as of the Initial Disclosure Date or (ii) reasonably expected to represent 2% or more of Company's revenues during the twelve-month period ending June 30, 1998. Except to the extent set forth on Schedule 6.15, none of the Company's significant customers (or persons or entities that are sources of a significant number of customers) have canceled or substantially reduced or, to the knowledge of Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by Company.

    Company has listed on Schedule 6.15 all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land), other than agreements listed on Schedule 6.10, 6.14 or 6.16, (x) in existence as of the Initial Disclosure Date and (y) entered into since the Initial Disclosure Date, and in each case has delivered true, complete and correct copies of such agreements to Parent. Company has complied with all material commitments and obligations pertaining to it, and is not in material default under any contract or agreement listed on Schedule 6.15 and no notice of default under any such contract or agreement has been received. Company has also indicated on Schedule
6.15 a summary description of all plans or projects involving the acquisition of any personal property, business or assets requiring, in any event, the payment of more than $10,000 by Company.

    6.16 Real Property. Schedule 6.16 includes a list of all real property owned or leased by Company (i) as of the Initial Disclosure Date and (ii) acquired since the Initial Disclosure Date, and all other real property, if any, used by Company in the conduct of its business. Company has good and insurable title to the real property owned by it, including those reflected on
Schedule 6.16, subject to no Lien except for:

              (w) Liens reflected on Schedules 6.10 or 6.15 as securing specified liabilities (with respect to which no material default exists);

              (x) Liens for current taxes not yet payable and assessments not in default;

              (y) easements for utilities serving the property only; and

         (z) easements, covenants and restrictions and other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located which do not adversely affect in any material respect the current use of the property.

Schedule 6.16 contains, without limitation, (1) true, complete and correct copies of all title reports and title insurance policies currently in possession of Company with respect to real property owned by Company, (2) true, complete and correct copies of all Leases and agreements in respect of such real property leased by Company (which copies are attached to Schedule 6.16), and (3) an indication as to which such properties, if any, are currently owned, or were formerly owned, by Stockholders or business or personal Affiliates of Company or Stockholders.

Except as set forth on Schedule 6.16, all of such Leases included on Schedule
6.16 are in full force and effect in all material respects and to the knowledge of Company constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

    6.17 Insurance. Company has delivered to Parent, as set forth on and attached to Schedule 6.17, (i) an accurate list as of the Initial Disclosure Date of all insurance policies carried by Company, (ii) an accurate list of all insurance loss runs on workers compensation claims received for the past three policy years and (iii) true, complete and correct copies of all insurance policies currently in effect. Such insurance policies evidence all of the insurance that Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws or that management of Company otherwise believes is prudent and appropriate to insure against the risks inherent in Company's business in accordance with industry practice. All of such insurance policies are currently in full force and effect in all material respects and shall remain in full force and effect in all material respect through the Closing Date. No insurance carried by Company has been canceled by the insurer and the Company has never been denied coverage.

    6.18 Compensation; Organized Labor Matters. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.18) showing all officers, directors and other key employees of Company and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Initial Disclosure Date and
(ii) the date of the Original Agreement. Since the Initial Disclosure Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

    Except as set forth on Schedule 6.18, (w) Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (x) no employees of Company are represented by any labor union or covered by any collective bargaining agreement, (y) to the knowledge of Company, no campaign to establish such representation is in progress and (z) there is no pending or, to the best of Company's knowledge, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruption over the past three years.

    6.19 Employee Plans. The Stockholders have delivered to Parent an accurate list (which is set forth on Schedule 6.19) showing all employee benefit plans of Company, including all employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Initial Disclosure Date. Except for the employee benefit plans, if any, described on Schedule 6.19, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," and Company does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended "ERISA") or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 6.19, nor is Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of Company's employees.

    Company is not now, nor as a result of its past activities can it reasonably be expected to become, liable to the Pension Benefit Guaranty Corporation (other than for premium payments) or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA.

    All employee benefit plans listed on Schedule 6.19 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable Federal, state and local statutes, ordinances and regulations.

    All accrued contribution obligations of Company or any Subsidiary with respect to any plan listed on Schedule 6.19 have either been fulfilled in their entirety or are fully reflected on the June Balance Sheet.

    6.20 Compliance with ERISA. All employee benefit plans listed on Schedule
6.19 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 6.19. Except as disclosed on Schedule 6.19, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or Returns) have been timely filed or distributed, and copies thereof are included as part of
Schedule 6.19. Neither Stockholders, any such plan listed in Schedule 6.19, nor Company has engaged in any transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA. No employee benefit plan listed on Schedule 6.19 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and Company has not incurred (i) any liability for excise tax or penalty payable to the Internal Revenue Service or (ii) any liability to the Pension Benefit Guaranty Corporation (other than for premium payments). The Stockholders further represent that:

              (v) there have been no terminations or discontinuance of contributions to any Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

              (w) no plan listed on Schedule 6.19 that is subject to the provisions of Title IV of ERISA has been terminated;

              (x) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to employee benefit plans listed in Schedule 6.19;

              (y) Company has not incurred liability under Section 4062 of ERISA; and

              (z) no circumstances exist pursuant to which Company could reasonably be expected to have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory Lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes Company ("Controlled Group").

The transactions contemplated by this Agreement together with any amounts paid or payable by Company or any member of the Controlled Group has not resulted in and will not result in payments to "disqualified individuals" (as defined in Section 280G(c) of the Code) of Company or any member of the Controlled Group which, individually or in the aggregate will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

    6.21 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 6.21 or 6.13, Company is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Company which would have a Material Adverse Effect; and except to the extent set forth on Schedule 6.10 or 6.13, there are no material claims, actions, suits or proceedings, commenced or, to the knowledge of Company, threatened, against or affecting Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Company and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Company or any Stockholder. Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedules 6.12 and 6.13, and is not in violation of any of the foregoing which might have a Material Adverse Effect.

    6.22 Tax Matters.

         (i) Company is currently taxed under Subchapter S of the Code. Stockholders have filed all income Tax Returns that they were required to file with respect to Company, and Company has filed all Tax Returns that it was required to file. All such Tax Returns filed by Company were correct and complete in all material respects. All Taxes owed by Company (whether or not shown on any Tax Return) have been paid or reserved for on its books. Except as set forth on Schedule 6.22, Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 1994, no claim with respect to Company has been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Lien affecting any of Company's assets that arose in connection with any failure or alleged failure to pay any Tax.

         (ii) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

         (iii) Company does not expect any authority to assess any material amount of additional Taxes for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax liability of Company either claimed or raised by any authority in writing or as to which Company has knowledge based upon direct inquiry by any agent of such authority. Schedule 6.22(iii) lists all income Tax Returns relating to income Tax of Company for taxable periods ended on or after January 1, 1993, indicates those Returns of which Company is aware that have been audited and indicates those Returns that currently are the subject of audit. Company has delivered to Parent correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company for any taxable period ended on or after January 1, 1993.

         (iv) Except as set forth on Schedule 6.22(iv), neither Stockholders nor Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (v) Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Company has not made any material payments, is not obligated to make any material payments and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be fully deductible under Section 280G of the Code.

         (vi) Company has not received a ruling from any taxing authority or entered into any agreement regarding Taxes with any taxing authority that would, individually or in the aggregate, apply to the Company after the Closing Date.

    6.23 No Violations. Company is not in violation of its Charter Documents. Neither Company nor, to the knowledge of Company, any other party thereto, is in material default under any Lease, instrument, agreement, license, or permit set forth on Schedule 6.12, 6.13, 6.14, 6.15 or 6.16, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in Schedule 6.23, (i) the rights and benefits of Company under the Material Documents will not be materially adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a material default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule 6.23, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect in all material respect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit. Except as set forth on Schedule 6.23, to the knowledge of Company none of the Material Documents prohibits the use or publication by Company or Parent of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts Company from freely providing services to any other customer or potential customer of Company, Parent, or any other Founding Company.

    6.24 Absence of Changes. Since the Initial Disclosure Date, except as set forth on Schedule 6.24 or disclosed in the Draft Registration Statement, there has not been:

         (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Company taken as a whole;

         (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Company;

         (iii) any change in the authorized capital of Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

         (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Company;

         (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Company to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

         (vi) any work interruptions, labor grievances or labor claims filed, or any other similar labor event or condition of any character, materially adversely affecting the business of Company;

         (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person, including, without limitation, Stockholders and their Affiliates outside the ordinary course of business of Company;

         (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Company, including without limitation any indebtedness or obligation of any Stockholders or any Affiliate thereof outside the ordinary course of business of Company;

         (ix) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

         (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, right or asset outside of the ordinary course of Company's business;

         (xi) any waiver of any material rights or claims of Company;

         (xii) any material breach, amendment or termination of any contract, agreement, license, permit or other right to which Company is a party:

         (xiii) any transaction by Company outside the ordinary course of its business;

         (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

         (xv) any other distribution of property or assets by Company outside the ordinary course of Company's business.

    6.25 Deposit Accounts; Powers of Attorney. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.25) as of the date of the Original Agreement setting forth:

         (i) the name of each financial institution in which Company has accounts or safe deposit boxes;

         (ii) the names in which the accounts or boxes are held;

         (iii) the type of account and account number; and

         (iv) the name of each person authorized to draw thereon or have access thereto.

Schedule 6.25 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from Company and a description of the terms of such power. Upon Parent's request, Company shall update Schedule 6.25 to the date of this Agreement.

    6.26 Relations with Governments. Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $10,000 per year for each year in which any Stockholder has been a stockholder of Company, Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. If political contributions made by Company have exceeded $10,000 per year for each year in which any Stockholder has been a stockholder of Company, each contribution in the amount of $5,000 or more shall be described on
Schedule 6.26.

    6.27 Disclosure. This Agreement, including the Schedules and Annexes hereto, together with all other documents and information made available to Parent and its representatives in writing pursuant hereto, present fairly the business and operations of Company for the time periods with respect to which such information was requested. Company's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which Company is a party, or to which its properties are subject, or by any other fact or circumstance regarding Company (which fact or circumstance was, or should reasonably, after due inquiry, have been known to Company) that is not disclosed pursuant hereto or thereto.

    6.28 Prohibited Activities. Except as set forth on Schedule 9.3 or disclosed in the Draft Registration Statement, Company has not, between the Initial Disclosure Date and the date of this Agreement, taken any of the actions set forth in Section 9.3 ("Prohibited Activities").

    6.29 Draft Registration Statement. The text, of and the financial statements and other financial information contained in, the Draft Registration Statement, insofar as they were provided by the Company expressly for inclusion therein but not otherwise, are true, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

7. ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF STOCKHOLDERS

    Each Stockholder severally represents, warrants, covenants and agrees (i) that the representations and warranties set forth below are true as of the date of the Original Agreement and, subject to Section 9.7, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 7 shall be materially complied with or performed at and as of the Closing Date and (iii) that by executing this Agreement each Stockholder shall be deemed to have approved the terms of the transaction. The representations, warranties, covenants and agreements set forth in this Section 7 shall not survive the Closing Date.

    7.1 Authority. Each Stockholder has the full legal right, power and authority to enter into and perform this Agreement. This Agreement has been executed and delivered by each Stockholder and constitutes a legal, valid and binding obligation of such Stockholder in accordance with its terms.

    7.2 Preemptive Rights. Each Stockholder does not have, or hereby waives, any preemptive or other right to acquire shares of Company Stock or Parent Stock that such Stockholder has or may have had, other than rights of any Stockholder to acquire Parent Stock pursuant to (i) this Agreement or (ii) any option granted by Parent or Old ACG.

    7.3 Tax Matters. The Stockholders have been advised by their counsel and are satisfied, as of the date hereof, that certain aspects of the transactions contemplated by this Agreement qualify for the deferral of gain pursuant to
Section 351 of the Code.

    7.4 No Plan of Distribution. No Stockholder has any intention or arrangement to sell or otherwise dispose of any Parent Stock to be received pursuant to this Agreement and the Section 351 Exchange Plan.

    7.5 No Retained Rights. No Stockholder will retain any right after the Closing in any Company Stock to be transferred by him at the Closing but, to the extent that such right may exist upon the consummation of the Closing, such right shall be deemed to have been released and extinguished.

8.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF PARENT AND OLD ACG

    Parent and Old ACG, jointly and severally, represent, warrant, covenant and agree: (i) that, except as disclosed in the Draft Registration Statement, which qualifies the following representations and warranties, all of the following representations and warranties in this Section 8 are true as of the date of this Agreement and, subject to Section 9.7, shall be true at the Closing Date and (ii) that all of the covenants and agreements in this Section 8 shall be complied with or performed at and as of the Closing Date. The representations, warranties, covenants and agreements set forth in this Section 8 shall not survive the Closing Date.

    8.1 Due Organization. Parent and Old ACG are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware and are duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. True, complete and correct copies of the Charter Documents and by-laws of Parent and Old ACG (collectively, the "Parent Charter Documents") are all attached hereto as Schedule 8.1.

    8.2 Authorization. Each of Parent and Old ACG has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Old ACG and their consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Old ACG. This Agreement has been duly executed and delivered by each of Parent and

Old ACG and is a valid and binding obligation of each of Parent and Old ACG, enforceable against each of them in accordance with its terms.

    8.3 Capital stock. The authorized capital stock of Old ACG is as set forth in Schedule 8.3. All of the issued and outstanding shares of the capital stock of Old ACG (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are owned of record and beneficially by the persons set forth on Schedule 8.3 and (iv) were offered, issued, sold and delivered by Old ACG in compliance with all applicable state and Federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of Old ACG. Subject to the consummation of the reverse stock split referred to in the seventh recital of this Agreement and the consummation of Parent's acquisition of Old ACG in the reverse triangular merger, the capitalization of Parent will be identical to the capitalization of Old ACG immediately prior to the consummation of the IPO.

    8.4 Transactions in Capital Stock, Organization Accounting. Except as set forth on Schedule 8.3 or contemplated to be issued in connection with the acquisition of the Founding Companies, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Old ACG to issue any of its authorized but unissued capital stock and (ii) Old ACG has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 8.3 also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Old ACG.

    8.5 Subsidiaries. Neither Parent nor ACG has any Subsidiaries, except for the companies identified on Schedule 8.5. Except as set forth in the preceding sentence, neither Parent nor Old ACG presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person and neither Parent nor Old ACG is, directly or indirectly, a participant in any joint venture, partnership or other non-corporation entity.

    8.6 Financial Statements. Included within the Draft Registration Statement attached hereto are copies of the following financial statements of Old ACG, which reflect the results of its operations from inception in June 1996 (the "Old ACG Financial Statements"): Old ACG's audited balance sheet as of December 31, 1996, its unaudited balance sheet as of June 30, 1997, its audited statement of income, cash flows and retained earnings and any related notes thereto for the period from June 10, 1996 through December 31, 1996 and its unaudited statement of income, cash flows and retained earnings and any related notes thereto for the six months ended June 30, 1997. Such

Old ACG Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated (except as noted thereon or on Schedule 8.6). Such balance sheets present fairly the financial position of Old ACG as of such dates, and such statements of income, cash flows and retained earnings present fairly the results of its operations for the periods indicated. The Old ACG Financial Statements at December 31, 1996 and for the fiscal period ended December 31, 1996 have been examined by KPMG Peat Marwick LLP, independent public accountants.

    8.7 Liabilities and Obligations. Except as set forth on Schedule 8.7, neither Parent nor Old ACG has any material liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement or the Draft Registration Statement and except for fees incurred in connection with the transactions contemplated hereby and thereby.

    8.8 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 8.8 or in the Draft Registration Statement, neither Parent nor Old ACG is in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a Material Adverse Effect; and except to the extent set forth in Schedule
8.8 or in the Draft Registration Statement, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of either Parent or Old ACG, threatened, against or affecting either Parent or Old ACG, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Each of Parent and Old ACG has conducted and is conducting its respective business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might have a Material Adverse Effect.

    8.9 No Violations. Neither Parent nor Old ACG is in violation of any Parent Charter Document. Neither Parent nor Old ACG nor, to the knowledge of Parent or Old ACG, or any other party thereto, is in default under any lease, instrument, agreement, license, or permit to which Parent or Old ACG is a party, or by which Parent or Old ACG, or any of their properties, is bound (collectively, the "Parent Documents"); and (i) the rights and benefits of Parent and Old ACG under the Parent Documents will not be adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Parent Documents or the

Parent Charter Documents. Except as set forth on Schedule 8.9, none of the Parent Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

    8.10 Validity of Obligations. Parent and Old ACG have all requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by Parent and Old ACG and their consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Old ACG and is a legal, valid and binding obligation of Parent and Old ACG, enforceable against each of them in accordance with its terms.

    8.11 Parent Securities.

         (i) Parent Stock. The shares of Parent Stock deliverable to the Stockholders pursuant to this Agreement will have been duly authorized prior to the Closing by all necessary corporate action of Parent. Upon the execution and delivery of the Parent Stock deliverable pursuant to this Agreement and the transfer of the Company Stock in consideration thereof, all in accordance with this Agreement, the Parent Stock will be validly issued, fully paid and nonassessable.

         (ii) Warrant Stock. The execution and delivery by Parent of the Series E Warrants and Series F Warrants (collectively, the "Warrants") have been duly authorized by all necessary corporate action of Parent. Upon the execution and delivery of the Warrants at the Closing in accordance with the terms of this Agreement, the Warrants will be valid and binding obligations of Parent, enforceable against Parent in accordance with their terms. The shares of Parent Stock issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and such shares, when issued upon the consummation of the transaction contemplated by this Agreement and upon the exercise of the Warrants in accordance with the terms thereof, respectively, will be validly issued, fully paid and nonassessable.

    8.12 Business; Real Property; Material Agreement Old ACG was formed in June 1997, and Parent was formed in September 1997. Nether Parent nor Old ACG has not conducted any material business since the date of its inception, except raising capital and in connection with this Agreement and the Original Agreement and similar agreements with the Founding Companies. Except as disclosed on Schedule 8.12, neither Parent nor Old ACG owns, and has not at any time owned, any real property or any material personal property and neither is a party to any other material agreement.

    8.13 Tax Matters.

         (i) Old ACG has filed all Tax Returns that it was required to file. All such Tax Returns filed by Old ACG were correct and complete in all material respects. All Taxes owed by Old ACG (whether or not shown on any Tax Return) have been paid. Old ACG is not currently the beneficiary of any extension of time within which to file any Tax Return. Since Old ACG's formation in June 1996 , no claim with respect to Old ACG has been made by an authority in a jurisdiction where Old ACG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Lien affecting any of Old ACG's assets that arose in connection with any failure or alleged failure to pay any Tax.

         (ii) Old ACG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

         (iii) Old ACG does not expect any authority to assess any material amount of additional Taxes against it for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax liability of Old ACG either claimed or raised by any authority in writing or as to which Old ACG has knowledge based upon direct inquiry by any agent of such authority.

    8.14 Draft Registration Statement. The text of, and the financial statements and other financial information contained in, the Draft Registration Statement, insofar as they relate to Parent or Old ACG but not otherwise, are true, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

9.  OTHER COVENANTS PRIOR TO CLOSING

    9.1 Access and Cooperation; Due Diligence; Audits.

         (i) Between the date of this Agreement and the Closing Date, Company will afford to the officers and authorized representatives of Parent and Old ACG access to all of Company's sites, properties, books and records and will furnish Parent and Old ACG with such additional financial and operating data and other information as to the business and properties of Company as Parent and Old ACG may from time to time reasonably request. Company will cooperate with Parent and Old ACG and their respective representatives, auditors and counsel in the preparation of any documents or other material that may be required in connection with any documents or materials required by this Agreement. Parent and Old ACG will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 15.

         (ii) Between the date of this Agreement and the Closing, Parent and Old ACG will afford to the officers and authorized representatives of Company and Stockholders access to each of Parent's, Old ACG's and the other Founding Companies' sites, properties, books and records and will furnish Company and Stockholders with such additional financial and operating data and other information as to the business and properties of Parent, Old ACG and the Founding Companies as Company and Stockholders may from time to time reasonably request. Parent and Old ACG will cooperate with Company and Stockholders' representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Company and Stockholders will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 15.

         (iii) Company agrees to permit an independent accounting firm selected by Parent to audit and render a report on the Company Financial Statements, provided that all the costs and expenses of such audits are paid by Parent.

    9.2 Conduct of Business Pending Closing. Unless otherwise approved in writing by Parent, between the date of this Agreement and the Closing Date, Company will:

         (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

         (ii) maintain its properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

         (iii) perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

         (iv) keep in full force and effect in all material respects the present insurance policies or other comparable insurance coverage;

         (v) use its reasonable best efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

         (vi) maintain material compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

         (vii) maintain present debt instruments and Leases and not enter into new or amended debt instruments or Leases; and

         (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

    9.3 Prohibited Activities. Between the date of this Agreement and the Closing Date, Company will not, without prior written consent of Parent:

         (i) make any change in its Charter Documents or by-laws;

         (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule 6.4;

         (iii) declare or pay any dividend, or make any distribution in respect of Company Stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of Company Stock;

         (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of $10,000;

         (v) create, assume or permit to exist any Lien upon any asset or property whether now owned or hereafter acquired, except (x) with respect to purchase money Liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of

    $10,000 as necessary or desirable for the conduct of its businesses, (y)
    (1) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested Taxes adequate reserves have been established and are being maintained) or (2) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business, or (3) Liens set forth on Schedule 6.10 or 6.15;

         (vi) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

         (vii) negotiate for the acquisition of any business or the start-up of any new business;

         (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation;

         (ix) waive any material right or claim; provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 6.11 unless specifically listed thereon;

         (x) commit a material breach or amend or terminate any material agreement, permit, license or other right; or

         (xi) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

    9.4 Exclusivity. Neither any Stockholder, nor Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with, the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly/or indirectly:

         (i) solicit or initiate the submission of proposals or offers from any person for,

         (ii) participate in any discussions pertaining to, or

         (iii) furnish any information to any person other than Parent or its authorized agents relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Company or merger, consolidation or business combination of Company.

Stockholders represent and warrant that neither any Stockholder nor the Company has, during the period commencing on the date of the Original Agreement and ending on the date of this Agreement, performed any such action described in this Section 9.4.

    9.5 Agreements. Stockholders and Company shall terminate (i) any stockholders agreements, voting agreements, voting trusts, options, warrants and employment agreements between the Company and any employee listed on
Schedule 6.18 and (ii) any existing agreement between Company and any Stockholder, on or prior to the Closing Date. Copies of such termination agreements are listed on Schedule 9.5 and copies thereof are attached thereto.

    9.6 Notification of Certain Matters. Stockholders and Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Company or Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of any Stockholder or Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder as of such date. Parent shall give prompt notice to Company of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Parent or Old ACG contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Parent or Old ACG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder as of such date. The delivery of any notice pursuant to this Section 9.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 9.7, (ii) modify the conditions set forth in Sections 10 and 11, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    9.7 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by Company, Old ACG or Parent that constitutes or reflects an event or occurrence that would have a Material Adverse Effect may be made unless Parent and Old ACG or Company, as the case may be, consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and
11.1 have been fulfilled, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 9.7. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of Section 13(v). Neither the entry by Parent into any other agreement, such as this Agreement, after the date hereof for the acquisition of one or more companies involved in or assets associated with the telephone business and related activities nor the performance by Parent of its obligations thereunder shall be deemed to require the amendment to or a supplementation of any Schedule hereto.

    9.8 Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"). All parties to this Agreement hereby recognize that compliance with the Hart-Scott Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that compliance with the Hart-Scott Act is required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such compliance by Stockholders and the Company shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 11 of this Agreement, and such compliance by Parent and Old ACG shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 10 of this Agreement, (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made, and (iv) Parent shall be responsible for all filing fees under the Hart-Scott Act.

    9.9 Further Assurance. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated by this Agreement.

10. CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS

    The obligations of Stockholders with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived:

    10.1 Representations and Warranties Performance of Obligations. All representations and warranties of Parent and Old ACG contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Parent or Old ACG on or before the Closing Date shall have been duly complied with or performed in all material respects; and a certificate to the foregoing effect dated the Closing Date, and signed by the President or any Vice President of each of Parent and Old ACG shall have been delivered to the Stockholders.

    10.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Stockholders and their counsel.

    10.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Company as a result of which the management of Company deems it inadvisable to proceed with the transactions hereunder.

    10.4 Opinion of Counsel. The Stockholders shall have received an opinion from counsel for Parent and Old ACG, dated the Closing Date, in the form and substance reasonably acceptable to Company and the Stockholders, relating to, insofar as Parent and Old ACG is concerned, as the case may be, the authorization, execution, delivery, performance and enforceability of this Agreement and such other legal matters as Company and the Stockholders may reasonably request.

    10.5 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

    10.6 Good Standing Certificates. Parent shall have delivered to the Stockholders a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Delaware Secretary of State and, unless waived by the Company, in each state in which Parent is authorized to do business, showing that Parent is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for Parent for all periods prior to the Closing Date have been filed and paid to the extent required.

    10.7 No Material Adverse Change. No event or circumstance shall have occurred with respect to Parent that would constitute a Material Adverse Effect.

    10.8 Secretary's Certificates. Stockholders shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of each of Parent and Old ACG, certifying the completeness and accuracy of the attached copies of Parent's and Old ACG's respective Charter Documents (including amendments thereto), by-laws (including amendments thereto), and resolutions of the boards of directors and approving Parent's and Old ACG's entering into this Agreement and the consummation of the transactions contemplated hereby.

    10.9 Employment Agreement. Earl Brown shall have been afforded an opportunity to enter into an employment agreement substantially in the form of Annex IV.

    10.10 Closing of IPO. The sale by Parent of shares of Parent Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the transactions contemplated herein.

    10.11 Warrants. Parent shall have issued to each of David Mitchell and Bob Page, in consideration of the relinquishment as of the Closing of his annual salary as a member of Company's Executive Committee, the Warrants set forth in the table below:

          Name                                   Number of Warrants
          ----                               --------------------------
                                             Series E          Series F
                                             --------          --------
          David Mitchell                       9,000             9,000
          Bob Page                             9,000             9,000
                                              ------            ------
                                              18,000            18,000

11. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT.

    The obligations of Parent with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived.

    11.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of Stockholders and Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Stockholders and Company on or before the Closing Date shall have been duly performed or complied with in all material respects; and Stockholders and Company shall have delivered to Parent a certificate dated the Closing Date and signed by them to such effect.

    11.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Parent as a result of which the management of Parent deems it inadvisable to proceed with the transactions hereunder.

    11.3 Secretary's Certificate. Parent shall have received a certificate, dated the Closing Date and signed by the Secretary of Company, certifying the completeness and accuracy of the attached copies of Company's Charter Documents (including amendments thereto), by-laws (including amendments thereto), and resolutions of the board of directors approving Company's entering into this Agreement and the consummation of the transactions contemplated hereby.

    11.4 No Material Adverse Effect. No event or circumstance shall have occurred with respect to Company which would constitute a Material Adverse Effect, and Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of Company to conduct its business.

    11.5 Stockholders' Release. Stockholders shall have delivered to Parent an instrument dated the Closing Date releasing Company from (i) any and all claims of Stockholders against Company and Parent and (ii) any and all obligations of Company, Parent or Old ACG to Stockholders, except for (x) items specifically identified on Schedules 6.10 and 6.15 as being claims of or obligations to Stockholders and (y) obligations arising under this Agreement or the transactions contemplated hereby.

    11.6 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been reasonably satisfactory to Parent and its counsel.

    11.7 Termination of Related Party Agreements. Except as set forth on
Schedule 11.7, all existing agreements between Company and Stockholders shall have been canceled effective prior to or as of the Closing Date.

    11.8 Opinion of Counsel. Parent shall have received an opinion from counsel to Stockholders, dated the Closing Date, in the form and substance reasonably acceptable to the Parent, relating to, insofar as Company and Stockholders are concerned, the authorization, execution, delivery, performance and enforceability of the Agreement and such other matters as Parent shall reasonably request.

    11.9 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated

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

herein shall have been obtained and made; and all consents and approvals of third parties listed on Schedule 6.23 shall have been obtained.

    11.10 Good Standing Certificates. The Stockholders shall have delivered to Parent a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in Company's state of incorporation and, unless waived by Parent, in each state in which Company is authorized to do business, showing Company is in good standing and authorized to do business and that all state franchise and/or income Tax returns and Taxes for Company for all periods prior to the Closing have been filed and paid.

    11.11 FIRPTA Certificate Each Stockholder shall have delivered to Parent a certificate to the effect that he or she is not a foreign person under Section 1.1445-2(b) of the Treasury regulations.

    11.12 Closing of IPO. The sale by Parent of shares of Parent Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the transactions contemplated herein.

    11.13 Noncompetition Covenants of Key Employees. Each of the Persons designated on Schedule 6.18 as a key employee shall have executed and delivered to Parent a noncompetition agreement that contains all the substantive provisions of Section 14.

    11.14 Employment Agreement. Earl Brown shall have executed an employment agreement with Company substantially in the form of Annex IV.

12. COVENANTS OF PARENT WITH STOCKHOLDERS AFTER CLOSING

    12.1 Release From Guarantees. Parent shall, within 90 days after the Closing Date, secure the full release of Stockholders from any and all guarantees on any indebtedness that they personally guaranteed and from any and all pledges of assets that they pledged to secure such indebtedness for the benefit of Company.

    12.2 Preparation and Filing of Tax Returns.

         (i) Stockholders shall file or cause to be filed all separate Federal income Tax Returns (and any state and local Tax Returns filed on the basis similar to that of S corporations under Federal income Tax rules) of Company for all taxable periods that end on or before the Closing Date. Each Stockholder shall pay or cause to be paid all Tax liabilities (in excess of all amounts already paid with respect thereto or properly accrued or reserved with respect thereto on the Company Financial Statements) shown by such Returns to be due.

         (ii) Parent shall file or cause to be filed all separate Returns of, or that include, Company for all taxable periods ending after the Closing Date.

         (iii) Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

    12.3 Preservation of Employee Benefit Plans. Following the Closing Date, Parent shall not cause the Company to terminate any health insurance, life insurance or 401(k) plan in effect at Company until such time as Parent is able to replace such plan with a plan that is applicable to Parent and all of its then existing Subsidiaries; provided that Parent shall have no obligation to provide replacement plans that have the same terms and provisions as the existing plans; provided, further, that any new health insurance plan shall provide for coverage for preexisting conditions.

    12.4 Rule 144 Filing. Parent, from and after the IPO, shall use its efforts to assure that Rule 144 under the Securities Act will be available for sales of shares by Stockholders after the first anniversary of the Closing Date.

13. TERMINATION OF AGREEMENT

    13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

         (i) by mutual consent of the boards of directors of Parent and Company;

         (ii) by Company (acting through its board of directors), on the one hand, or by Parent (acting through its board of directors), on the other hand, if the transactions contemplated by the Agreement to take place at the Closing shall not have been consummated by January 31, 1998, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under the Agreement to the extent required to be performed by its prior to or on the Closing Date; or

         (iii) by Stockholders, on the one hand, or by Parent (acting through its board of directors), on the other hand, if, prior to October 16, 1997, a Registration Statement on Form S-1 relating to the IPO has not been filed by Parent with the SEC pursuant to the 1933 Act;

         (iv) by Stockholders, on the one hand, or by Parent, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the material covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date; or

         (v) by Stockholders, on the one hand, or by Parent, on the other hand, if either such party or parties declines to consent to an amendment or supplement to a Schedule proposed by the other party or parties pursuant to
    Section 9.7 because such proposed amendment constitutes or reflects an event or occurrence that would have a Material Adverse Effect on the party or parties proposing the same.

    13.2 Liabilities in Event of Termination. Except as provided in Section 9.7, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

14. NONCOMPETITION

    14.1 Prohibited Activities. Each Stockholder will not, for a period of three years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other
Person:

         (i) engage, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the sale or marketing of yellow page publishing, telecommunication services, interconnect services and natural gas or electrical goods and services within the states of Arkansas, California, Kansas, Missouri, Oklahoma and Texas (the "Territory");

         (ii) call upon any person within the Territory who is an employee of Parent (including the Subsidiaries thereof) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Parent (including the Subsidiaries thereof); provided that each Stockholder shall be permitted to call upon and hire any member of his immediate family;

         (iii) call upon any Person which is or which has been, within one year prior to the Closing Date, a customer of Parent (including the Subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with Parent within the Territory;

         (iv) call upon any prospective acquisition candidate, on any Stockholder's own behalf or on behalf of any competitor of Parent in the long-distance telephone business, which candidate, to the knowledge of such Stockholder after due inquiry, was called upon by Parent (including the Subsidiaries thereof) or for which, to the knowledge of such Stockholder after due inquiry, Parent (or any Subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity; or

         (v) disclose existing or prospective customers of Company to any Person for any reason or purpose whatsoever except to the extent that the Company has in the past disclosed such information to the public for valid business reasons.

    Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit any Stockholder from acquiring as an investment not more than one percent of the capital stock of a competing business whose stock is traded on a national securities exchange.

    14.2 Damages. Because of the difficulty of measuring economic losses to Parent as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Parent for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced by Parent in the event of breach by such Stockholder, by injunction and restraining order.

    14.3 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Section 14 impose a reasonable restraint on the Stockholders in light of the activities and business of Parent (including the Subsidiaries thereof) on the date of the execution of this Agreement and the reasonably foreseeable plans of Parent.

    14.4 Severability, Reformation. The covenants in this Section 14 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent the court deems reasonable, and the Agreement shall thereupon be automatically reformed.

    14.5 Independent Covenant. All of the covenants in this Section 14 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Parent (including the Subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of such covenants. It is specifically agreed that the period of three years stated at the beginning of this Section 14, during which the agreements and covenants of each Stockholder made in this Section 14 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section 14. The covenants contained in Section 14 shall not be affected by any breach of any other provision hereof by any party hereto and shall be of no force and effect if the transactions contemplated by this Agreement are not consummated.

    14.6 Materiality. Stockholders hereby agree that the covenants set forth in this Section 14 are a material and substantial part of the transactions contemplated by this Agreement.

15. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

    15.1 Stockholders. Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain confidential information of Company and/or Parent and Old ACG, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and/or Parent and Old ACG. Stockholders agree that they will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized representatives of Parent; (ii) following the Closing, such information may be disclosed by Stockholders as is required in the course of performing their duties for Parent or the Company; and (iii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 15.1, unless (x) such information becomes known to the public generally through no fault of Stockholders, (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), Stockholders, if possible, shall give immediate prior written notice thereof to Parent and provide Parent with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section 15.1, Parent shall be entitled to an injunction (without the posting of bond or proof of actual damages) restraining such Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, (1) the abovementioned restrictions on each Stockholder's ability to disseminate confidential information with respect to Company shall be of no force and effect and (2) each Stockholder (including his representatives, advisors and legal counsel) shall within ten business days of the Parent's request, deliver all copies of the confidential information of Parent in his possession in any form whatsoever (including, but not limited to, any reports, memoranda, or other material prepared by such Stockholder or his representatives, advisors or legal counsel).

    15.2 Parent. Each of Parent and Old ACG recognizes and acknowledges that it had in the past and currently has and in the future may have, prior to the Closing, access to certain confidential information of Company, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of Company. Each of Parent and Old ACG agrees that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, it will not disclose such confidential information to any person for any purpose or reason whatsoever, except (i) to authorized representatives of Company; and (ii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 15.2, unless (x) such information becomes known to the public generally through no fault of Parent or Old ACG, (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), Parent shall, if possible, give immediate prior written notice thereof to Company and Stockholders and provide Company and Stockholders with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Parent or Old ACG of the provisions of this Section 15.2, Company and Stockholders shall be entitled to an injunction (without the posting of bond or proof of actual damages) restraining Parent or Old ACG from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Company and Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, Parent and Old ACG (including their respective representatives, advisors and legal counsel) shall within ten business days after Company's request, deliver all copies of the confidential information of Company in either of their possession in any form whatsoever (including, but not limited to, any reports, memoranda, or other materials prepared by either Parent or Old ACG or either of their representatives, advisors or legal counsel at the direction of Parent).

    15.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 15.1 and 15.2 and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunction and restraining order.

    15.4 Survival. The obligations of the parties under this Section 15 shall survive the termination of this Agreement for a period of three years from the Closing Date or the termination of this Agreement pursuant to Section 13.

16. TRANSFER RESTRICTIONS

    16.1 Parent Stock. Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Section 16.1 (or trusts for the benefit of Stockholders or family members, the trustees of which so agree), for a period of one year from the Closing, except pursuant to Section 18, no Stockholder shall sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of any Parent Stock received by such Stockholder in this the transactions contemplated herein. The Parent Stock delivered to the Stockholders pursuant to Section 2 of this Agreement will bear a legend substantially in the form set forth in Section 16.3 and containing such other information as Parent may deem necessary or appropriate.

    16.2 Warrants and Warrant Stock. WARRANT HOLDERS ACKNOWLEDGE THAT THE WARRANTS ARE NON-TRANSFERRABLE AND HENCE CANNOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF BY ANY WARRANT HOLDER EXCEPT PURSUANT TO THE LAWS OF DESCENT AND DISTRIBUTION OR IN CONNECTION WITH A TENDER OFFER OR EXCHANGE OFFER FOR ALL THE PARENT STOCK. In addition, Warrant Holders further acknowledge that for a period of one year from the date of the original issuance of any Warrant Stock upon the exercise of a Warrant, except pursuant to Section 18, no Warrant Holder may sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of any Warrant Stock. The Warrant Stock delivered to the

Warrant Holders upon exercise of the Warrants will bear a legend substantially in the form set forth in Section 16.3 and containing such other information as Parent may deem necessary or appropriate.

    16.3 Legend. The legend referred to in Sections 16.1 and 16.2 is as set forth below:

THIS SECURITY MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO [FIRST ANNIVERSARY OF DATE OF ORIGINAL ISSUANCE]. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

17. INVESTMENT REPRESENTATIONS

    17.1 Parent Stock.

         (i) Stockholders acknowledge that the Parent Stock to be delivered to Stockholders pursuant to this Agreement (the "Restricted Securities") have not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities laws. All of the Restricted Securities are being acquired by Stockholders solely for their own respective accounts, for investment purposes only, and not with a view to the distribution thereof.

         (ii) Stockholders represent, warrant, covenant and agree that none of the Restricted Securities will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations. All the Restricted Securities shall bear the following legend in addition to the legend required under Section 16.1 of this Agreement:

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL (A) THESE SECURITIES SHALL

    HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") OR (B) THE HOLDER OF THESE SECURITIES PROVIDES THE ISSUER WITH (X) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF THESE SECURITIES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS OR (Y) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE ISSUER THAT THE PROPOSED DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS.

         (iii) Each Stockholder represents that he or she has received, has read and understands the Draft Registration Statement, and in particular, the risk factors described therein. Each of the Stockholders further represent that he is able to bear the economic risk of an investment in the Restricted Securities and can afford to sustain a total loss of such investment and that each of the Stockholders either (i) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in Parent or
    (ii) together with the senior executives of the Company, with whom he has consulted, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in Parent. Stockholders have had an adequate opportunity to ask questions and receive answers from the officers of Parent and the Company concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Parent, the plans for the operations of the business of Parent and any plans for additional acquisitions and the like. Stockholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

    17.2 Warrant Stock.

         (i) Warrant Holders acknowledge that the Warrant Stock will not be registered under the 1933 Act and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities laws. All of the Warrant Stock will be acquired by Warrant Holders solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such securities in connection with a distribution.

         (ii) Warrant Holders represent, warrant, covenant and agree that none of the Warrant Stock will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations. All the Restricted Securities shall bear the legend set forth in Section 17.1(ii) in addition to the legend required under Section 16.3 of this Agreement:

         (iii) Each Warrant Holder represents that he or she has received, has read and understands the Draft Registration Statement, and in particular, the risk factors described therein. The Warrant Holders further represent that they are each able to bear the economic risk of an investment in the Warrant Stock and can afford to sustain a total loss of such investment and that each of the Warrant Holders either (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in Parent or
    (ii) together with the senior executives of the Company, with whom he or she has consulted, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment in Parent. Warrant Holders have had an adequate opportunity to ask questions and receive answers from the officers of Parent and the Company concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Parent, the plans for the operations of the business of Parent and any plans for additional acquisitions and the like. Warrant Holders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction. Parent agrees to afford Warrant Holders another opportunity to ask similar questions regarding Parent prior to any exercise of their Warrants. At the time of any such exercise, Parent may, as a condition to the issuance of any Warrant Stock upon the exercise of Warrants, require the reaffirmation of the statements contained in this Section 17.2(iii) by the Warrant Holder seeking to exercise Warrants.

18. REGISTRATION RIGHTS

    18.1 PiggyBack Registration Rights. At any time following the Closing Date, whenever Parent proposes to register any Parent Stock for its own or the account of others under the 1933 Act for a public offering, other than (i) any registration of shares to be used as consideration for acquisitions of additional businesses by Parent and (ii) registrations relating to employee benefit plans, Parent shall give each Stockholder prompt written notice of its intent to do so. Upon the written request of any Stockholder given within 15 business days after receipt of such notice, Parent shall cause to be included in such registration all Registrable Securities (including any shares of Parent Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Registerable Securities) which any Stockholder requests; provided, however, if Parent is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any Registration Statement under this Section 18.1 that the number of shares to be sold by Persons other than Parent is greater than the number of such shares which can be offered without adversely affecting the offering, Parent may reduce pro rata the number of shares offered for the accounts of such Persons (based upon the number of shares held by such Person) to a number deemed satisfactory by such managing underwriter.

    18.2 Demand Registration Rights. At any time after the first anniversary of the Closing Date, the holders of a majority of the shares of Parent Stock (i) representing Registerable Securities owned by the Stockholders or their permitted transferees or (ii) representing Registrable Securities (as defined in the agreements similar to this Agreement mentioned below) acquired by other Stockholders of Parent on or prior to the closing of the IPO in connection with the acquisition of their companies by Parent pursuant to an agreement, similar to this Agreement (or upon exercise or conversion of securities of Parent received pursuant to such agreement) (the persons referred to in clauses (i) and (ii) being collectively referred to as the "Founding Stockholders"), which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act, may request in writing that Parent file a Registration Statement under the 1933 Act covering the registration of such shares of Parent Stock issued to and held by the Founding Stockholders or their permitted transferees (including any stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Parent Stock) (a "Demand Registration"). Within ten days of the receipt of such request, Parent shall give written notice of such request to all other Founding Stockholders and shall, as soon as practicable but in no event later than 45 days after notice from the Founding Stockholders requesting such registration, file and use its best efforts to cause to become effective a Registration Statement covering all such shares. Parent shall be obligated to effect only one Demand Registration for all Founding Stockholders and will keep such Demand Registration current and effective for not less than 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder).

    Notwithstanding the foregoing paragraph, following such a demand a majority of the disinterested directors of Parent (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the Registration Statement for a 30 day period.

    If at the time of any request for a Demand Registration Parent has formulated plans to file within 60 days after such request a Registration Statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of the Parent Stock shall be initiated under this Section 18.2 until 90 days after the effective date of such Registration Statement unless Parent is no longer proceeding diligently to secure the effectiveness of such Registration Statement; provided that Parent shall provide the Founding Stockholders the right to participate in such public offering pursuant to, and subject to, Section 18.1.

    18.3 Registration Procedures. All expenses incurred in connection with the registrations under this Section 18.3 (including all registration, filing, qualification, legal, printing and accounting fees, but excluding underwriting commissions and discounts), shall be borne by Parent. In connection with registrations under Sections 18.1 and 18.2, Parent will, as expeditiously as practicable:

         (i) Prepare and file with the SEC a Registration Statement with respect to Registerable Securities and use its best efforts to cause such Registration Statement to become and remain effective; provided that Parent may discontinue any registration of its securities that is being effected pursuant to Section 18.2 at any time prior to the effective date of the Registration Statement relating thereto.

         (ii) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period as may be requested by the stockholders of Parent holding a majority of the Registerable Securities covered thereby not exceeding 90 days and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement; provided, that before filing a Registration Statement or prospectus relating to the sale of such Registerable Securities, or any amendments or supplements thereto, Parent will furnish to counsel to each holder of Registerable Securities covered by such Registration Statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and Parent will give reasonable consideration in good faith to any comments of such counsel.

         (iii) Furnish to each holder of Registerable Securities covered by the Registration Statement and to each underwriter, if any, of such Registerable Securities, such number of copies of a preliminary prospectus and prospectus for delivery in conformity with the requirements of the 1933 Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of such Registerable Securies.

         (iv) Use its best efforts to register or qualify the Registerable Securies covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registerable Securies owned by such seller, in such jurisdictions, except that Parent shall not for any such purpose be required (x) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 18.3(iv), it is not then so qualified, or (y) to subject itself to taxation in any such jurisdiction, or (z) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

         (v) Use its best efforts to cause the Registerable Securies covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registerable Securies.

         (vi) Immediately notify each seller of Registerable Securies covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the appropriate period mentioned in Section 18.3(ii), if Parent becomes aware that the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registerable Securies, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Parent), an earnings statement of Parent which will satisfy the provisions of Section 11 (a) of the 1933 Act.

         (viii) Use its best efforts in cooperation with the underwriters to list such Registerable Securies on each securities exchange as they may reasonably designate.

         (ix) In the event the offering is an underwritten offering, use its best efforts to obtain a "cold comfort" letter from the independent public accountants for Parent in customary form and covering such matters of the type customarily covered by such letters.

         (x) Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the stockholders of Parent holding a majority of the shares of Registerable Securies covered by the Registration Statement may reasonably request in order to effect an underwritten public offering of such Registerable Securities.

         (xi) Make available for inspection by the seller of such Registerable Securities covered by such Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause all of Parent's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement.

         (xii) Obtain for delivery to the underwriter or agent an opinion or opinions from counsel for Parent in customary form and in form and scope reasonably satisfactory to such underwriter or agent and its counsel.

    18.4 Other Registration Matters.

         (i) Each Stockholder holding shares of Registerable Securities covered by a Registration Statement referred to in this Section 18 will, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 18.3(vi), forthwith discontinue disposition of the Registerable Securities pursuant to the Registration Statement covering such Registerable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 18.3(vi).

         (ii) If a registration pursuant to Section 18.1 or 18.2 involves an underwritten offering, each of the Stockholders agrees, whether or not his shares of Registerable Securities are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, of any Registerable Securities, or of any security convertible into or exchangeable or exercisable for any Registerable Securities (other than as part of such underwritten offering), without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration. Similarly, each of the Stockholders agrees not to effect any sale or distribution, including any sale pursuant to the registration rights provided in Section
    16.1 of any Registrable Securities, without the consent of the managing underwriter of the IPO during a period commencing on the effective date of the Draft Registration Statement and ending 365 calendar days (or such lesser number as such managing underwriter shall designate) after such Effective Date.

    18.5 Indemnification.

         (i) In the event of any registration of any securities of Parent under the 1933 Act pursuant to Section 18.1 or 18.2, Parent will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and agents or general and limited partners (and directors, officers, employees and agents thereof) and, if such seller is a portfolio or investment fund, its investment advisors or agents, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the 1933 Act, as follows:

              (x) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

              (y) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Parent; and

              (z) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or mission to the extent that any such expense is not paid under subsection (x) or (y) above;

    Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling person and shall survive the transfer of such securities by such seller.

         (ii) Parent may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section
    18.1 or 18.2, that Parent shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 18.5(i)) Parent with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer or controlling person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Parent and such sellers pursuant to this Section 18.5 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this
    Section 18.5, Parent shall be liable for the full amount of such claim, and each such seller's liability under this Section 18.5 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Registrable Securities held by such seller pursuant to this Agreement.

         (iii) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 18.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 18.5, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel selected by holders of a majority of the shares of Registrable Securities included in the offering or more than one firm of counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof, provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 18.5(iii), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each indemnified party shall, and shall cause its legal counsel to, provide reasonable cooperation to the indemnifying party and its legal counsel in connection with its assuming the defense of any claim, including the furnishing of the indemnifying party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 18.5(iii), then such indemnifying party shall, subject to the provisions of this Section 18.5, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

         (iv) Parent and each seller of Registrable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

    18.6 Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section 18.5 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Parent, any seller of Registrable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under
Section 11 (f) of the 1933 Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registrable Securities by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Parent and each person selling securities agree with each other that no seller of Registrable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 18.5(ii) were available. Parent and each such seller agree with each other and the underwriters of the Registrable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registrable Securities. For purposes of this Section 19.6, each person, if any, who controls an underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such underwriter, and each director and each officer of Parent who signed the registration statement, and each person, if any, who controls Parent or a seller of Registrable Securities within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as Parent or a seller of Registrable Securities, as the case may be.

    18.7 Underwriting Agreement. In connection with each registration pursuant to Section 18.1 or 18.2 covering an underwritten public offering, Parent and each participating holder agree to enter into a written agreement with the managing underwriter or underwriters in such form and containing such provisions as are customary in the securities business for such an arrangement between such managing underwriter or underwriters and companies of Parent's size and investment stature, including appropriate indemnity, contributions and stock lock-up provisions.

    18.8 Availability of Rule 144. Parent shall not be obligated to register shares of Registerable Securities held by any Stockholder at any time when the resale provisions of Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act are available to such Stockholder.

19. GENERAL

    19.1 Cooperation. Company, each Stockholder, Old ACG and Parent shall deliver or cause to be delivered to the other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as the any of the others may reasonably request for the purpose of carrying out this Agreement. Stockholders will cooperate and use their reasonable efforts to have the present officers, directors and employees of Company cooperate with Parent on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

    19.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law), but if assigned by operation of law, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Parent, Old ACG and Company, and the heirs and legal representatives of Stockholders. Notwithstanding the foregoing, any Stockholder may assign his shares of Parent Stock and rights thereunder, to a family or children's trust; provided that the assignee agrees to be bound by the terms of this Agreement to the same extent as his or its assignor.

    19.3 Entire Agreement. This Agreement (including the Schedules and Annexes) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Stockholders, Company, Newco, Old ACG and Parent and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Stockholders, by Company, Parent, Newco and Old ACG acting through their respective officers or representatives, duly authorized by their respective Boards of Directors in the cases of Company, Old ACG, Parent, and Newco. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby; provided that Company shall make a good faith effort to cross reference disclosures, as necessary or advisable, between related Schedules.

    19.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

    19.5 Brokers and Agents. Except as disclosed on Schedule 19.5, each party represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this agreement and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

    19.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, Parent will pay the fees, expenses and disbursements of Parent, Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by Parent and Company under this Agreement. Each Stockholder shall pay all sales, use, transfer, real property transfer, gains, stock transfer and other similar taxes ("Transfer Taxes") imposed in connection with this transaction, the fees and expenses of Stockholders' legal counsel and all other costs and expenses incurred by Stockholders in their performance and compliance with all conditions to be performed by them under this Agreement. Each Stockholder shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each Stockholder acknowledges that he, and not Company or Parent, will pay any Taxes due upon receipt of the consideration payable pursuant to Section 2, and will assume all Tax risks and liabilities of the Company in connection with the transactions contemplated hereby.

    19.7 Notices. All notices of communication required or permitted hereunder shall be in writing, addressed to the party to be notified, and may be given by
(i) depositing the same in United States mail, postage prepaid and registered or certified with return receipt requested, (ii) by telecopying the same if receipt thereof is confirmed or (iii) by delivering the same in person to an officer or agent of such party.

    (x)  If to Parent, Old ACG, or Newco addressed to Parent at:

         Advanced Communications Group, Inc.
         3355 West Alabama
         Suite 580
         Houston, Texas 77098
         Attn: Rod K. Cutsinger
         Telecopy No.: 713-599-0222

    with a copy to:

         Bracewell & Patterson, L.L.P.
         South Tower Pennzoil Place
         711 Louisiana, Suite 2900
         Houston, Texas 77002-2781
         Attn:  Edgar J. Marston III
         Telecopy No.: 713-221-1212

    (y) If to Stockholders, addressed to them at their addresses set forth on Schedule 6.3, with copies to such counsel as is set forth with respect to each Stockholder on such Schedule 6.3;

    (z)  If to the Company, addressed to it at:

         TELE-SYSTEMS, Inc.
         442 S. Ellis
         Wichita, Kansas 67211
         Attn: Earl Brown

or to such other address or counsel as any party hereto shall specify pursuant to this Section 19.7 from time to time.

    19.8 Governing Law. This Agreement Shall be construed in accordance with the laws of the State of Delaware.

    19.9 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the Closing Date or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the Expiration Date.

    19.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

    19.11 Time. Time is of the essence with respect to this Agreement.

    19.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement; and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    19.13 Remedies Cumulative. Except as otherwise provided in Section ?, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

    19.14 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

    19.15 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

    19.16 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Parent, Company, Old ACG, Newco and Stockholders. Any amendment or waiver effected in accordance with this Section 19.16 be binding upon each of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       ADVANCED COMMUNICATIONS GROUP, INC.



                                       BY:
                                          -------------------------------------
                                       NAME:  ROD K. CUTSINGER
                                       TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                              OFFICER


                                       TELE-SYSTEMS, INC.



                                       BY:
                                          -------------------------------------
                                       NAME:  EARL BROWN
                                       TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                              OFFICER

                                       STOCKHOLDERS:


                                       ----------------------------------------
                                       DAVID MITCHELL


                                       ----------------------------------------
                                       EARL BROWN


                                       ----------------------------------------
                                       CRAIG MCILVAIN


                                       ----------------------------------------
                                       BOB PAGE

                                       ----------------------------------------
                                       GARY GAMM


                                       ADVANCED COMMUNICATIONS CORP.


                                       BY:
                                          -------------------------------------
                                       NAME:  ROD K. CUTSINGER
                                       TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                              OFFICER


                                       ACG ACQUISITION II CORP.


                                       BY:
                                          -------------------------------------
                                       NAME:  ROD K. CUTSINGER
                                       TITLE: PRESIDENT

                                    ANNEX I

                          DRAFT REGISTRATION STATEMENT



                             (separately provided)

                                    ANNEX II

                      ADVANCED COMMUNICATIONS GROUP, INC.

                           SECTION 351 EXCHANGE PLAN


         The Board of Directors of Advanced Communications Group, Inc., a Delaware corporation organized in September 1997 ("Company"), has adopted this
Section 351 Exchange Plan effective as of October 3, 1997 ("Exchange Plan") in order to comply with the requirements of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder ("Code"), and for purposes of defining the rights of various persons who may make future transfers of voting capital stock and other consideration, including cash and other assets (the items transferred being collectively referred to herein as the "Assets") to the Company, all as more particularly set forth below:

         WHEREAS, the Company intends to acquire outstanding shares of capital stock of certain corporations and other assets and acquire the outstanding capital stock of ACG, Inc., a Delaware corporation, in a reverse triangular merger, all as part of an integrated transaction as more particularly described in the Company's Registration Statement in Form S-1 (draft of October 2, 1997) ("Draft Registration Statement") relating to its initial underwritten public offering ("IPO"), the foregoing acquisitions being hereinafter collectively referred to as the "Acquisitions"; and

         WHEREAS, the various transactions comprising the Acquisitions will occur substantially concurrently upon the consummation of the IPO;

         NOW THEREFORE, in order to obtain the Assets, the Company may elect to exchange, as a part of a single plan, shares of its voting capital stock and other consideration, including cash, warrants, options and promissory notes, for such Assets as shall be transferred to the Company by one or more of the following individuals and entities: (i) the existing shareholders of the predecessor to the Company in a reverse triangular merger; (ii) certain holders of capital stock of other corporations or other assets that shall be acquired by the Company pursuant to the Acquisitions; (iii) certain other persons or entities who may assist the Company in the Acquisitions or in the manufacture and or marketing of its products, (iv) purchasers of the Company's capital stock in the IPO; and (v) certain other financial investors; and

         FURTHERMORE, it is the expectation of the Company (without making any representation with respect thereto) that the parties contributing such Assets to the Company as part of the

Acquisitions and the IPO will possess immediately after the completion of the Acquisitions, at least 80% of the total combined voting power of all classes of capital stock of the Company entitled to vote and at least 80% of the total number of shares of all other classes of capital stock of the Company; and

         FURTHERMORE, it is also the intention of the Company (without making any representation with respect thereto) that the foregoing transfers of Assets to the Company shall qualify as tax free within the provisions of Section 351 of the Code; provided, however, that the Company does not assume any liability or responsibility to any holder of capital stock of the Company or any other person or entity in the event Section 351 of the Code does not apply to such transfers of Assets; and

         FURTHERMORE, it is the expectation of the Company that the parties to the Acquisitions and the IPO will contribute Assets to the Company in the approximate amounts contemplated by the Draft Registration Statement in exchange for the voting capital stock, and other consideration, including cash, options, warrants and promissory notes of the Company, in the approximate amounts contemplated by the Draft Registration Statement.

         The shares of voting capital stock and other consideration, including cash, options, warrants and promissory notes of the Company, deliverable in the Acquisitions may be subject to adjustment in accordance with the various acquisition agreements between the Company and the contributing parties. This Exchange Plan shall not obligate any party to any Acquisition to consummate such Acquisition other than upon the terms of the definitive acquisition agreement executed by such party with respect to such Acquisition.

         By the execution of the acquisition agreement to which this Exchange Plan is attached as Annex II, each of the contributing parties thereto evidences such party's agreement with and adoption of this Exchange Plan.

                                      -2-